PRICING SUPPLEMENT                                          File No. 333-97937
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
September 25, 2002)
Pricing Supplement Number: 2281



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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Principal Amount:         $300,000,000                                        Original Issue Date:                 January 22, 2003

CUSIP Number:             59018YPX3                                           Stated Maturity Date:                January 21, 2005

Issue Price:              100.00%


Interest Calculation:                                                         Day Count Convention:
---------------------                                                         ---------------------

[  x  ]   Regular Floating Rate Note                                          [  x ]   Actual/360
          Inverse Floating Rate Note                                          [    ]   30/360
[     ]     (Fixed Interest Rate):                                            [    ]   Actual/Actual





Interest Rate Basis:
---------------------

[  x  ] LIBOR                                                                 [    ] Commercial Paper Rate
[     ] CMT Rate                                                              [    ] Eleventh District Cost of Funds Rate
[     ] Prime Rate                                                            [    ] CD Rate
[     ] Federal Funds Rate                                                    [    ] Other (see attached)
[     ] Treasury Rate

Designated CMT Page:                                                        Designated LIBOR Page:
            CMT Moneyline Telerate Page:                                           LIBOR Moneyline Telerate Page: 3750
                                                                                              LIBOR Reuters Page:
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Index Maturity:                Three Months                                   Minimum Interest Rate:               Not Applicable


Spread:                        + 0.30%                                        Maximum Interest Rate:               Not Applicable

Initial Interest Rate:         Calculated as if the Original Issue            Spread Multiplier:                   Not Applicable
                               Date was an Interest Reset Date

Interest Reset Dates:          Quarterly, on the 21st of January, April, July and October, commencing on
                               April 21, 2003, subject to modified following Business Day convention.


Interest Payment Dates:        Quarterly, on the 21st of January, April, July and October, commencing on
                               April 21, 2003, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:          The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:         The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                          The Notes are being issued in fully registered book-entry form.

Trustee:                       JPMorgan Chase Bank

Underwriters:                  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc. and
                               ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction.
                               MLPF&S is acting as the Lead Underwriter.

                               Pursuant to an agreement, dated January 16, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc.
                               (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                               Notes set forth opposite its name below:

                               Underwriters                                          Principal Amount of the Notes
                               ------------                                          -----------------------------

                               Merrill Lynch, Pierce, Fenner & Smith                                  $294,000,000
                                           Incorporated
                               HSBC Securities (USA) Inc.                                               $3,000,000
                               ABN AMRO Incorporated                                                    $3,000,000
                                                                                                        ----------
                                                                   Total                              $300,000,000

                               Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                               The Underwriters have advised the Company that they propose initially to offer all or part of the
                               Notes directly to the public at the issue price listed above. After the initial public offering, the issue price may be changed.

                               The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                         January 16, 2003
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